                                                                    EXHIBIT 11.1

                   THE FAILURE GROUP, INC. AND SUBSIDIARIES

                      STATEMENT REGARDING COMPUTATION OF
                             NET INCOME PER SHARE
                     (in thousands, except per share data)



                                                Quarters Ended
                                        -------------------------------------
                                        March 29, 1996      March 31, 1995(2)
                                        --------------      -----------------
Weighted average shares issued and
  outstanding Common stock.............      6,633                  6,596
Common stock equivalent -- options
  and awards(1)........................          -                      -
                                            ------                 ------
Weighted average number of common
  shares...............................      6,633                  6,596
                                            ------                 ------
Net income.............................     $  646                 $  490
                                            ======                 ======
Net income per share...................     $  .10                 $  .07
                                            ======                 ======

- - -------------------
(1) The dilutive impact of options and awards determined using the fully-diluted calculation is not materially different from the dilutive impact represented in this statement determined using the primary calculation.

(2) The modified treasury stock method was used as shares obtainable exceeded 20% of the Common Stock outstanding at the end of the period. The assumed reduced interest expense resulting from the application of this method is immaterial.


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